Exhibit 10.1

02/06/2025

Paul McGarry

Re:    Offer of Employment

Dear Paul,

LE060 B&R Global Services, LLC ("Company") is pleased to extend an offer of employment to you for the position described below and based upon the terms outlined. Please review this offer of employment in its entirety and contact me with any questions concerning its contents. Welcome to the HF Family!

Your employment as a/an Corporate Controller with the Company will commence on 02/25/2025.

Work Location and Hours

Your work site is located at the Company offices at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada 89118. General office hours are from 8 a.m. to 5 p.m., Monday through Friday. These hours are subject to change pursuant to the needs of the business.

Classification of Employment

Your employment classification is defined as Salary Exempt employee.

Reporting Relationship & Responsibilities

Your primary duties will be as a/an Corporate Controller. The Job Description for the position will be provided to you upon acceptance of this offer. You will report directly to the Chief Financial Officer, Cindy Yao.

Compensation

You will be compensated at the annual salary rate of $240,000.00 in regular bi-weekly installments less applicable payroll deductions and statutory withholdings permissible under federal and state law.

The Company pays its employees on a bi-weekly payroll schedule every other Friday.

Benefit Eligibility Period

Information pertaining to benefit options and eligibility provisions, such as medical, dental and vision insurance will be provided upon hiring.

Paid Time Off

The company uses a Vacation and Sick Time Off system. You will be eligible for the Unlimited Vacation time off plan. Sick time is accrued and paid according to state and local laws. The Company observes several paid holidays within a year.

Management Incentive Program

Your annual target bonus will be equal to 30% of your Base Salary. This will be prorated for the year based on your hire date. If hired on or after September 1st, you will not be eligible for the current year's bonus.

Equity Incentive Program

You will be eligible to participate in the Company's long-term incentive equity plan, subject to annual Compensation Committee approval. Your annual target equity grant award will be equal to 30% of your Base Salary. If hired on or after June 30th, the award will be granted on the following year.

Company Policies and Procedures

We will provide you with the Company Employee Handbook at your orientation. You are required to review the Employee Handbook in its entirety and sign the acknowledgment. We ask that you abide by the policies and procedures set forth in this Handbook, bringing any questions or comments to the attention of either your supervisor or a Human Resources Representative.

Employment Contingencies

Your offer of employment by the Company is contingent upon receiving the following documentation:

•Signed offer letter.
•Comprehensive and favorable employment history and references.
•Signed Acknowledgement that you have reviewed the Employee Handbook within three (3) days of your date of hire.
•Successful background check for all position and drug testing for all safety sensitive positions.
•Submitting documentation within three (3) days of your date of hire, to satisfy U.S. employment eligibility requirements in accordance with federal law.

Employment Relationship

Your employment with the Company is defined as "at-will". Both you and the Company may decide to terminate the employment relationship at any time, for any reason or no reason, with or without cause or prior notice from either, you or the Company.

Expiration of Offer

If this offer of employment is not accepted by you on, or before the end of business on Tuesday February 11, 2025, it will be subject to revocation by the Company.

If you understand and agree to the terms set forth in this offer of employment, please sign both copies where indicated and return one (1) original letter to me. Please retain one (1) original copy of this offer letter for your files.

If you have any questions whatsoever concerning the contents of this offer of employment, please do contact me. We are excited that you are joining our team!

Sincerely,

/s/ Jason White

Jason White
Senior Vice President of People and Technology

I HAVE READ THE ABOVE TERMS OF THIS OFFER OF EMPLOYMENT AND I FULLY UNDERSTAND, ACCEPT AND AGREE TO THEM.

/s/ Paul E McGarry

February 6, 2025

Signature